Chembio Diagnostics Reports First Quarter 2016 Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern Time

MEDFORD, NY, May 12, 2016 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care ("POC") diagnostic tests for infectious diseases, today reported financial results for the three months ended March 31, 2016.

John J. Sperzel III, Chief Executive Officer, stated, "The first quarter of 2016 was exceptional for Chembio, with meaningful advancements in each of our business segments. In our sexually transmitted disease business, we achieved sales growth in North America, South America, Europe and Asia during the quarter, with a significant increase in U.S. sales.  In our fever disease business, driven by the serious threat posed by both Malaria and now by Zika virus, and through collaborations with leading health research and funding organizations, Chembio is working to leverage its patented DPP® technology into products that may allow healthcare workers to change current testing paradigms and contain the spread of life-threatening diseases.  During the period, we received a grant from the Paul G. Allen Family Foundation to initiate development of a DPP® Zika Assay.  Less than three months later, we announced our filing with Brazil's regulatory agency and plans to introduce the DPP® Zika IgM/IgG Assay in Brazil through our partner Bio-Manguinhos/Fiocruz, which is responsible for supplying diagnostics to Brazil's Ministry of Health.  And, in April, we received a grant from the Bill and Melinda Gates Foundation to complete feasibility on our DPP® technology platform, to develop the world's first POC Malaria assay using oral fluid/saliva. We are honored by the confidence of our partners in these endeavors and committed to delivering these much-needed POC diagnostic tools."

Addressing the company's financial results, Mr. Sperzel commented, "In the first quarter of 2016, Chembio's sexually transmitted disease product sales in North America, South America, Asia and Europe increased 29% as compared to the same quarter of the prior year.  Notably, in the U.S., we saw an increase in sales of approximately $1.0 million, an increase of approximately 78%, compared to the first quarter of 2015.  We are pleased with the demand for our HIV products in the U.S., and, as previously noted, effective June 1, 2016 we will begin selling the SURE CHECK® HIV 1/2 assay in the U.S. through our existing sales force and distribution channels.  Associated with the increase in sales, we've recorded an increase in accounts receivable of approximately $2.5 million as compared with the 1st Quarter of 2015, resulting in total receivables of $4.9 million.  We are confident in our ability to collect these receivables, which will significantly increase our cash balance.  Though we saw a decrease in lateral flow product sales to Africa and South America during the first quarter, revenues for our DPP® products during the three months ended March 31, 2016 increased by approximately $195,000 over the same period in 2015, primarily due to increased sales in Brazil.  Chembio continues to have strong relationships with the Ministry of Health and Bio-Manguinhos/Fiocruz in Brazil, as evidenced by our recent fever disease collaboration, as well as other groups throughout Latin America, and we believe this region will continue to be a strong market for Chembio."

Selected Summary Financial Information comparing the 2016 first quarter to the 2015 first quarter:

•	Total revenues of $6.60 million, compared with $6.23 million (an increase of 5.9%).
•	Product sales of $5.92 million, compared with $5.61 million (an increase of 5.4%).
•	Operating loss of $468,000, compared with operating loss of $875,000.
•	Net loss of $304,000, or $0.03 per diluted share, compared with net loss of $647,000, or $0.07 per diluted share.

Additional Financial Information

First Quarter:

Total revenues for the first quarter of 2016 of $6.60 million increased 5.9% compared with total revenues of $6.23 million in the prior-year period. Product sales in the 2016 first quarter of $5.92 million increased 5.4% compared with product sales of $5.61 million in the prior-year period.  R&D milestone, and grant and royalty revenues for the three months ended March 31, 2016 increased to $662,000 from $609,000 in the prior-year period.

Gross margin dollars for the 2016 first quarter increased 17.8% to $3.17 million compared with $2.69 million for the prior-year period, due primarily to the mix in product revenues. The amount of product gross margin dollars for the first quarter of 2016 increased 19.9% to $2.48 million, from $2.07 million in the prior-year period.

R&D expenses in the first quarter of 2016 were $1.63 million, compared with $1.58 million in the prior-year period. This increase is due primarily to increased R&D activities for projects and grants.  Some projects are on a milestone basis for which revenue cannot be recognized until the milestone is achieved, while expenses to reach that milestone are expensed in the period incurred.

Selling, general and administrative expenses in the first quarter of 2016 increased to $2.00 million from $1.98 million in the prior-year period, largely due to increased professional fees, investor relations expenses and consulting partially offset by decreased wages and related expenses, commissions and stock-based compensation.

Operating loss for the first quarter of 2016 was $468,000, compared with an operating loss of $875,000 for the prior-year period.

Net loss for the first quarter of 2016 was $304,000, or $0.03 per diluted share, compared with net loss of $647,000, or $0.07 per diluted share, for the prior-year period.

Balance Sheet Highlights:

The Company had cash and cash equivalents of $2.66 million as of March 31, 2016, compared with $5.38 million as of December 31, 2015. The decrease was primarily due to net cash used in operating activities of $2.69 million. Our working capital decreased by $193,000 during the year from $9.48 million to $9.29 million.

Conference Call
To participate on the conference call on May 12, 2016 at 10:00 a.m. Eastern Time, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 19, 2016 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering conference ID #: 13636711.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=175001. An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com